As filed with the Securities and Exchange Commission on April 12, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER

THE SECURITIES ACT OF 1933

Global Net Lease, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization) 650 Fifth Ave., 30th Floor New York, New York (Address of principal executive offices)	45-2771978 (IRS Employer Identification Number) 10019 (Zip code)

2021 Omnibus Incentive Compensation Plan of Global Net Lease, Inc.
(Full title of the Plan)

James L. Nelson

Chief Executive Officer and President
650 Fifth Ave., 30th Floor

New York, New York 10019

(Name and address of agent for service)

(212) 415-6500

(Telephone number, including area code, of agent for service)

Copies to:

Michael J. Choate, Esq.
Proskauer Rose LLP
70 West Madison #3800
Chicago, Illinois 60602-4342
Tel:  (312) 962-3567

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee(1)
Common Stock, $0.01 par value per share, including related preferred stock purchase rights(2)	6,300,000	(3)	$18.615	(4)	$117,274,500	(4)	$12,794.65

(1)	The registration fee for the securities registered hereby has been calculated pursuant to Section 6(b) of the Securities Act based on a rate of $109.10 per $1,000,000 of the proposed maximum aggregate offering price.

(2)	Each share of Common Stock, $0.01 par value per share (the “Common Stock”), of Global Net Lease, Inc. (the “Company”) registered hereunder, if issued prior to the termination of the Company’s rights agreement, dated as of April 9, 2020, as amended on February 26, 2021, between the Company and the rights agent named therein, includes one preferred stock purchase right which entitles the registered holder to purchase from the Company one one-thousandth of a share of Series C Preferred Stock, $0.01 par value per share (the “Series C Preferred Stock”) for an exercise price of $50.00, once the rights become exercisable, subject to adjustment as provided in the related rights agreement. By the terms of the stockholder rights plan, the preferred stock purchase will initially trade with Common Stock and will generally only become exercisable on the 10th business day after the Company’s board of directors becomes aware that a person or entity has become the owner of 4.9% or more of the shares of Common Stock or the commencement of a tender or exchange offer which would result in the offeror becoming an owner of 4.9% or more of the Common Stock. Until exercisable, the preferred stock purchase rights will be inseparable from the underlying shares of Common Stock, and the Company will issue one preferred stock purchase right with each new share of Common Stock so that all shares of Common Stock have preferred stock purchase rights attached.

(3)	Represents the maximum number of shares of Common Stock that may be issued as of April 12, 2021 pursuant to awards made under the 2021 Omnibus Incentive Compensation Plan of Global Net Lease, Inc. (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers an additional indeterminate amount of shares of Common Stock, including related preferred stock purchase rights, to be offered or sold pursuant to the Plan, which may become issuable to prevent dilution resulting from adjustments as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar distribution.

(4)	Pursuant to Rule 457(h)(1) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the amount of the registration fee and are based on the average of the high and low price paid per share of Common Stock, as reported on the New York Stock Exchange on April 9, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to the persons participating in the 2021 Omnibus Incentive Compensation Plan (the “Plan”) of Global Net Lease, Inc. (the “Company”), as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents (or portions thereof as permitted by Rule 428(b)) and the documents containing registrant information incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which the Company has previously filed with the Commission, are hereby incorporated by reference into this registration statement (excluding any information that is deemed to have been “furnished” and not “filed” with the Commission, including any Item 2.02 or Item 7.01 of any Current Report on Form 8-K):

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on February 26, 2021;

•	The Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on February 26, 2021;

•	The Company’s Current Reports on Forms 8-K, filed with the Commission on January 7, 2021, March 19, 2021, April 7, 2021 and April 12, 2021;

•	The description of the Company’s Common Stock included in the Company’s Registration Statement on Form 8-A filed with the Commission on May 13, 2015; and

•	The description of preferred stock purchase rights included in the Company’s Registration Statement on Form 8-A and Form 8-A/A filed with the Commission on April 10, 2020 and February 26, 2021, respectively.

In addition, all documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information that is deemed to have been “furnished” and not “filed” with the Commission, including any Item 2.02 or Item 7.01 of any Current Report on Form 8-K), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Company’s charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law. This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to the Company, although the equitable remedies may not be an effective remedy in some circumstances.

The Maryland General Corporation Law (the “MGCL”) requires a Maryland corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by its or in the Company’s right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the appropriate standard of conduct was not met.

The Company’s charter authorizes the Company to obligate itself and the Company’s bylaws obligate the Company, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of the Company and at the Company’s request, serves or has served as a director, officer, member, manager, partner or trustee of another corporation, real estate investment trust, limited liability company, joint venture, partnership, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity.

The Company’s charter and bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

The Company has entered into an indemnification agreement with each of its directors and officers and certain former directors and officers, providing for indemnification of such directors and officers to the maximum extent permitted by Maryland law. The indemnification agreements provide that each indemnitee is entitled to indemnification unless it is established that (1) the act or omission of an indemnitee was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (2) such indemnitee actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, such indemnitee had reasonable cause to believe that his or her conduct was unlawful. The indemnification agreements further limit each indemnitee’s entitlement to indemnification in cases where (1) the proceeding was one by or in the right of the Company and such indemnitee was adjudged, to be liable to the Company, (2) such indemnitee was adjudged, to be liable on the basis that personal benefit was improperly received in any proceeding charging improper personal benefit to such indemnitee or (3) the proceeding was brought by such indemnitee, except in certain circumstances.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See attached Exhibit Index.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No	Description
4.1 (1)	Articles of Restatement of Global Net Lease, Inc., effective February 24, 2021.
4.2 (2)	Amended and Restated Bylaws of Global Net Lease, Inc.
4.3 (3)	Amendment to Amended and Restated Bylaws of Global Net Lease, Inc.
4.4 (4)	Second Amended and Restated Agreement of Limited Partnership of Global Net Lease Operating Partnership, L.P., dated June 2, 2015, between Global Net Lease, Inc. and Global Net Lease Special Limited Partner, LLC.
4.5 (3)	Rights Agreement, dated April 9, 2020, between Global Net Lease, Inc. and American Stock Transfer and Trust, LLC, as Rights Agent.
4.6 (1)	Amendment to Rights Agreement, dated February 26, 2021, between Global Net Lease, Inc. and American Stock Transfer and Trust, LLC, as Rights Agent.
4.7 (5)	Indenture, dated as of December 16, 2020, among Global Net Lease, Inc., Global Net Lease Operating Partnership, L.P., the Guarantors party thereto and U.S. Bank National Association, as trustee (including the form of Notes).
5.1 *	Opinion of Venable LLP regarding legality of securities being registered
23.1 *	Consent of Venable LLP (included in Exhibit 5.1)
23.2 *	Consent of PricewaterhouseCoopers LLP
24.1 *	Power of Attorney (included on signature page hereto)
99.1 (6)	2021 Omnibus Incentive Compensation Plan of Global Net Lease, Inc.

*	Filed herewith

(1)	Filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Commission on February 26, 2021.

(2)	Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on June 3, 2015.

(3)	Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on April 9, 2020.

(4)	Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on June 2, 2015.

(5)	Filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on December 17, 2020.

(6)	Filed as Annex A to the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on February 26, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 12th, 2021.

GLOBAL NET LEASE, INC.

By:	/s/ James L. Nelson
Name:	James L. Nelson
Title:	Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints James L. Nelson as her or his attorneys-in-fact and agent, with full power of substitution and resubstitution, for her or him in any and all capacities, in connection with this Registration Statement on Form S-8 (the “Registration Statement”) of Global Net Lease, Inc., under the Securities Act of 1933, as amended (the “Securities Act”) relating to the 2021 Omnibus Incentive Compensation Plan of Global Net Lease, Inc., including, without limiting the generality of the foregoing, to sign any amendments and supplements relating to the Registration Statement (including post-effective amendments) under the Securities Act and to sign any instrument, contract, document or other writing of or in connection with any amendments and supplements relating to the Registration Statement (including post-effective amendments) and to file the same, with all exhibits thereto, and other documents in connection therewith, including this power of attorney, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or her or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ James L. Nelson	Director, Chief Executive Officer and President (Principal Executive Officer)	April 12, 2021
James L. Nelson

/s/ Christopher J. Masterson	Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)	April 12, 2021
Christopher J. Masterson

/s/ P. Sue Perrotty	Non-Executive Chair	April 12, 2021
P. Sue Perrotty

/s/ Edward G. Rendell	Independent Director	April 12, 2021
Edward G. Rendell

/s/ Lee M. Elman	Independent Director	April 12, 2021
Lee M. Elman

/s/ Abby M. Wenzel	Independent Director	April 12, 2021
Abby M. Wenzel

/s/ M. Therese Antone	Independent Director	April 12, 2021
M. Therese Antone

/s/ Edward M. Weil, Jr.	Director	April 12, 2021
Edward M. Weil, Jr.